Exhibit 99.1

Clear Channel Communications Announces Closing of its Previously Announced Offer to Extend Existing Term Loans and Initial Settlement of its Private Bond-For-Bond Exchange Offer

San Antonio, December 18, 2013. Clear Channel Communications, Inc. (the “Company”) announced the closing on December 18, 2013 of its previously announced offer to amend the Company’s senior secured credit facility pursuant to which Term Loan B lenders and/or Term Loan C lenders agreed to extend the maturity of a portion of their loans due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019. The aggregate principal amount of term loans submitted for extension in the offer exceeded $1.3 billion and, accordingly, the amount of each lender’s term loans that was accepted for extension was reduced by a proration factor of approximately 94.8632%. Upon the closing of the offer, the Company’s senior secured credit facility consisted of an approximately $1.89 billion Term Loan B which matures on January 30, 2016, an approximately $36.5 million Term Loan C which matures on January 30, 2016, a $5.0 billion Term Loan D which matures on January 30, 2019 and a $1.3 billion Term Loan E which matures on July 30, 2019.

The new Term Loan E has the same security and guarantee package as the outstanding Term Loans B, C and D and borrowings under the new Term Loan E bear interest at a rate equal to, at the Company’s option, adjusted LIBOR plus 7.50% or a base rate plus 6.50%.

The Company also announced the early settlement on December 16, 2013 (the “Initial Settlement Date”) of its previously announced private offer to holders of the Company’s 10.75% Senior Cash Pay Notes due 2016 (the “Outstanding Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due 2016 (the “Outstanding Toggle Notes” and collectively with the Outstanding Cash Pay Notes, the “Outstanding Notes”) to exchange (the “Exchange Offer”) any and all Outstanding Notes for newly issued Senior Notes due 2021 of the Company (the “New Notes”). On the Initial Settlement Date, the Company (x) issued $388,621,200 of New Notes and paid approximately $10.9 million of cash in exchange for $353,292,000 aggregate principal amount of Outstanding Cash Pay Notes and (y) issued $233,274,429 of New Notes and paid approximately $6.7 million of cash in exchange for $212,067,672 aggregate principal amount of Outstanding Toggle Notes. Participating holders were also eligible to receive, with respect to their Outstanding Notes accepted for exchange, accrued and unpaid interest, in cash, from the last applicable interest payment date up to, but not including, the Initial Settlement Date. However, because interest on the New Notes accrues from August 1, 2013, the last interest payment date of the Company’s existing senior notes due 2021 (the “Existing 2021 Notes”), the cash portion (but not the PIK portion) of the interest accrued on the New Notes from such last interest payment date up to, but not including, the Initial Settlement Date was deducted from the interest payable by the Company on the Outstanding Notes. The New Notes issued on the Initial Settlement Date are fungible with the Existing 2021 Notes for all purposes, including for U.S. federal income tax purposes.

Immediately following the Initial Settlement Date, approximately $94.8 million aggregate principal amount of Outstanding Cash Pay Notes and approximately $127.9 million aggregate principal amount of Outstanding Toggle Notes remained outstanding.

The Exchange Offer, which is only available to holders of Outstanding Notes that have certified their status as (i) both a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (ii) not a “U.S. person” as that term is defined in Rule 902 under the Securities Act (each, an “Eligible Holder”), is being made pursuant to an Offering Circular dated November 25, 2013 (the “Offering Circular”), and is exempt from registration under the Securities Act.

Eligible Holders who have not already tendered their Outstanding Notes may continue to do so at any time prior to 11:59 p.m., New York City time, on December 23, 2013 (the “Expiration Date”), unless extended by the Company. Eligible Holders who tender their Outstanding Notes after the early tender date will receive $1,050 principal amount of New Notes and $40 of cash in exchange for each $1,000 principal amount of Outstanding Notes validly tendered and accepted for exchange. Settlement for such New Notes, if any, will be on or about December 24, 2013. Withdrawal rights for the Exchange Offer expired at 5:00 p.m., New York City time, on December 9, 2013.

The complete terms and conditions of the Exchange Offer are set forth in the Offering Circular and in the accompanying letter of transmittal, which were only distributed to holders of the Outstanding Notes that completed and returned a letter of eligibility confirming that they are Eligible Holders. Holders of the Outstanding Notes that desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offer, by calling toll-free (866) 470-3700 or at (212) 430-3774 (banks and brokerage firms).

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities. The Exchange Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of the Offering Circular.

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 549-0965

Investors

Brian Coleman

Senior Vice President - Treasurer

(210) 832-3311

About CC Media Holdings, Inc./Clear Channel Communications, Inc.

CC Media Holdings, Inc. (OTCBB: CCMO), the parent company of Clear Channel Communications, is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

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